Pursuant to Rule 424(b)(3)
Registration No. 333-162132

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT
DATED MAY 17, 2013 TO PROSPECTUS DATED MAY 1, 2013

APRIL 2013 PERFORMANCE UPDATE

	April 2013	Year to Date	Total NAV 04/30/2013	NAV per Unit 04/30/2013
Series A	11.47%	18.70%	$17,959,787	$1,341.86
Series B	17.52%	30.21%	$20,952,413	$1,483.04

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A
APRIL 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2013)

STATEMENT OF INCOME

APRIL 2013
Investment income, interest	$(192)

Expenses
Management fee	27,851
Ongoing offering expenses	15,054
Operating expenses	2,258
Selling Commissions	60,217
Other expenses	355
Incentive fee	—
Brokerage commissions	19,266

Total expenses	125,000

Net investment gain (loss)	(125,192)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	1,660,837
Net change in unrealized appreciation (depreciation) on futures and forward contracts	311,963

Net gain(loss) on investments	1,972,801

Net increase (decrease) in net assets from operations	$1,847,608

STATEMENT OF CHANGES IN NET ASSET VALUE

APRIL 2013
Net assets, beginning of period	$16,438,706

Net increase (decrease) in net assets from operations	1,847,608

Capital share transactions
Issuance of shares	36,596
Redemption of shares	(363,124)

Net increase(decrease) in net assets from capital share transactions	(326,527)

Net increase(decrease) in net assets	1,521,081

Net assets, end of period	$17,959,787
NAV Per Unit, end of period	$1,341.86

SUPERFUND GREEN, L.P. – SERIES B
APRIL 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2013)

STATEMENT OF INCOME

APRIL 2013
Investment income, interest	$(343)

Expenses
Management fee	32,491
Ongoing offering expenses	17,563
Operating expenses	2,634
Selling Commissions	70,251
Other expenses	728
Incentive fee	—
Brokerage commissions	32,354

Total expenses	156,022

Net investment gain(loss)	(156,365)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	2,674,389
Net change in unrealized appreciation (depreciation) on futures and forward contracts	607,162

Net gain(loss) on investments	3,281,551

Net increase (decrease) in net assets from operations	$3,125,186

STATEMENT OF CHANGE IN NET ASSET VALUE

APRIL 2013
Net assets, beginning of period	$18,313,199

Net increase (decrease) in net assets from operations	3,125,186

Capital share transactions
Issuance of shares	41,970
Redemption of shares	(527,943)

Net increase (decrease) in net assets from capital share transactions	(485,973)
Net increase(decrease) in net assets	2,639,214

Net assets, end of period	$20,952,413
NAV Per Unit, end of period	$1,483.04

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.